Contact: Frances G. Rathke, CFO

Tel: (802) 244-5621, ext. 1300

GREEN MOUNTAIN COFFEE ROASTERS, INC. RECEIVES FTC ANTITRUST APPROVAL FOR ITS ACQUISITION OF KEURIG, INCORPORATED

WATERBURY, VERMONT (May 22, 2006) - Green Mountain Coffee Roasters, Inc. (NASDAQ: GMCR) announced today it has received antitrust approval from the U.S. Federal Trade Commission (the "FTC") for its proposed acquisition of Keurig, Incorporated. The FTC has granted early termination of the waiting period under the Hart Scott Rodino Antitrust Improvement Act of 1976. The transaction is expected to close on or about June 15, 2006.

Green Mountain Coffee Roasters, Inc. was recently ranked No.1 on Business Ethics Magazine's list of "100 Best Corporate Citizens." It is a leader in the specialty coffee industry offering over 100 coffee selections including estate, certified organic, Fair Trade Certified™ , signature blends, and flavored coffees that sell under the Green Mountain Coffee Roasters ® and Newman's Own® Organics brands. While the majority of the Company's revenue is derived from its multi-channel wholesale operations, it also manages a growing direct mail and e-commerce business (www.GreenMountainCoffee.com). Based on its performance and practices, Green Mountain Coffee Roasters has been recognized for the past six years as one of Forbes Magazine's "200 Best Small Companies," and for the past two years as one of the Society of Human Resource Management's "Best Medium Companies to Work for in America."

Keurig, Incorporated is a single-cup brewing pioneer in North America and first introduced its gourmet single-cup brewing systems to offices in 1998 and to home users in 2002. Keurig systems brew more than one million cups of gourmet coffee and tea every day in homes and offices across North America -- and over 1 billion since inception. Keurig's home brewing systems are sold on-line at www.Keurig.com and at premium retailers nationwide.

Certain statements contained herein are not based on historical fact and are "forward-looking statements" within the meaning of the applicable securities laws and regulations. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, fluctuations in availability and cost of high-quality green coffee, the unknown impact of any price increases on net sales, competition, business conditions in the coffee industry and food industry in general, Keurig Inc.'s ability to continue to grow and build profits in the office and at home markets, the impact of the loss of one or more major customers for Green Mountain Coffee or reduction in the volume of purchases by one or more major customers, delays in the timing of adding new locations with existing customers, Green Mountain Coffee's level of success in continuing to attract new customers, the Company's success in efficiently expanding operations and capacity to meet growth, variances from sales mix and growth rate, weather and special or unusual events, as well as other risks as described more fully in the Company's filings with the Securities and Exchange Commission. Forward-looking statements reflect management's analysis as of the date of this press release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

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